U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PLAY LA INC.

(Exact name of Registrant as specified in its charter)

TORTOLA, BRITISH VIRGIN ISLANDS

(Jurisdiction of incorporation or organization)

Mossack Fonseca & Co., Akara Building, PO Box 3136, 24 De Castro Street

Wickhams Cay 1, Road Town, Tortola, BVI

(Address of principal executive offices)

246-431-0493

(Issuer’s telephone number)

Play LA Inc.

2009 Restricted Stock/Option Plan

(Full title of the plan)

David Hallonquist, CEO

Play LA Inc.

Mossack Fonseca & Co., Akara Building, PO Box 3136, 24 De Castro Street

Wickhams Cay 1, Road Town, Tortola, BVI

(Name and address of agent for service)

246-431-0493

(Telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

MacDonald Tuskey

Corporate and Securities Lawyers

Attention:  Bill MacDonald

Suite 1210, 777 Hornby Street, Vancouver, British Columbia, Canada  V6Z 1S4

Tel: 604-689-1022  Fax: 604-681-4760

Indicate by check mark whether the registrant is a “large accelerated filer,” an “accelerated filer,” a “non-accelerated filer,” or a “small reporting company” as defined in Rule 12b-2 of the Exchange Act.

Large accelerated filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ]

Smaller reporting company

[X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securites	Amount to	Offering Price	Aggregate	Registration
to be Registered (1)	be registered (2)	Per Share	Offering Price	Fee

Common Stock	2,200,000	$0.34 (3)	$748,000	$41.74

(1)

We are registering an aggregate of up to 2,200,000 of our shares of common stock that we may issue to our 2009 Restricted Stock/Option Plan.  Our 2009 Restricted Stock/Option Plan authorizes the issuance of a maximum of 2,200,000 shares of our common stock issued to eligible employees, directors, officers of, and consultants or advisors to our company.  All of the shares issuable under the 2009 Restricted Stock/Option Plan are being registered under this registration statement on Form S-8.

(2)

Pursuant to Rule 416(a), this registration statement also covers any additional shares of our common stock to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction effective without receipt of consideration that increases the number of outstanding shares of our common stock.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to rule 457 (c) and (h)(l) under the Securities Act.  The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low bid prices of the shares of our common stock on April 27, 2009 as reported on the OTC Bulletin Board.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register an aggregate of 2,200,000 shares of our common stock that we may issue pursuant to our 2009 Restricted Stock/Option Plan.  The purpose of our 2009 Restricted Stock/Option Plan is to secure for our company and our shareholders the benefits arising from capital stock ownership by employees, directors or officers of, and consultants or advisors to our company who have contributed to our company in the past and who are expected to contribute to our company’s future growth and success.

Part 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

We will send or give the documents containing the information specified in Par I of Form S-8 to individuals who participated in our 2009 Restricted Stock/Option Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement, or in the case of an award of our common stock, consent to and execute the required form of Restricted Share Grant Agreement.  A copy of our 2009 Restricted Stock/Option Plan to this Form S-8, the form of Stock Option Agreement and form of Restricted Share Grant Agreement for use under our 2009 Restricted Stock/Option Plan is attached hereto as exhibit 4.1 to this Form S-8.

This registration statement relates to a maximum of 2,200,000 shares of our common stock issuable pursuant to the exercise of options or other awards under our 2009 Restricted Stock/Option Plan.

Item 2.

Registrant Information and Employee Plan Annual Information

We will provide to each individual who participates in our 2009 Restricted Stock/Option Plan, upon written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).

We will also provide to each individual who participates in our 2009 Restricted Stock/Option Plan, upon written request, copies of other documents required to be delivered to individuals who participate in our 2009 Restricted Stock/Option Plan pursuant to Rule 428(b) under the Securities Act.

Requests should be directed to David Hallonquist, CEO, Play LA Inc., Mossack Fonseca & Co., Akara Building, PO Box 3136, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, BVI. Our general email address is inquiries@playlainc.com .

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information into this registration statement which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.

our latest annual report on Form 20-F for the fiscal year ended December 31, 2008 filed on March 13, 2009;

2.

our other reports filed pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year ended December 31, 2008, as follows:

(a)

our current report on Form 6-K filed on February 5, 2009; and

3.

the description of our common stock, $ Nil par value, contained in our registration statement on Form 20-F (Sec file no. 000-52311) filed on July 21, 2008, including all amendments and reports for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequent file pursuant to Section 13(a), 13(c) and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

Article 132 of the British Virgin Islands Companies Act provides the following:

(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)

is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A) For the purposes of subsection 92), a director acts in the best interests of the company if he acts in the best interests of

(a)

the company’s holding company; or

(b)

a shareholder or shareholders of the company

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be.

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A) Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4) If a person referred to in subsection (1) has been successful in defence of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and any indemnity given in breach of the section is void and of no effect.

Article 76 of the company’s Memorandum of Association provides the following:

Subject to the provisions of the Act and of any other statute for the time being in force every director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to, or be incurred by the Company in the execution of the duties of his office or in relation thereto.

Item 7.

Exemption from registration claimed

Not applicable.

Item 8.

Exhibits

4.1

2009 Restricted Stock/Option Plan

5.1

Opinion of MacDonald Tuskey

23.1

Consent of MacDonald Tuskey (included in Exhibit 5.1)

23.2

Consent of Jewett, Schwartz, Wolfe & Associates

Articles of Incorporation of the Company, amendments thereto, incorporated herein by reference to Exhibits 1.1 to the Company’s registration statement on Form 20-F filed with the SEC on November 13, 2006.

Item 9.

Undertakings

We hereby undertake:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed  in  this  registration  statement  or any  material  change  to  such information  in this  registration  statement;  (2)  that,  for the  purpose  of determining  any liability under the Securities Act, each such  post-effective amendment  shall be deemed to be a new  registration statement  relating to the securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof;  and (3) to remove from  registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors,  officers and controlling  persons of the registrant pursuant to the registrant's Certificate of Incorporation or By-Laws, by contract, or otherwise,  the registrant has been advised that in the opinion of the  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,  unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy  as expressed  in  the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Michael, Barbados, this 28th day of April, 2009.

PLAY LA INC.

/s/ David Halloquist

By:    ___________________________________________

David Hallonquist, President, Chief Executive Officer

and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the capacities indicated.

/s/  Brian Cole

____________________________________________

Brian Cole, Chief Financial Officer and Director

(Principal Financial Officer, Principal Accounting Officer)